Exhibit 10.30

CONDITION PRECEDENT WAIVER

November 19, 2008

This Condition Precedent Waiver (this “Waiver”) is being entered into between YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (the “Investor”), and ADVANCED LIFE SCIENCES HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”) in connection with the Standby Equity Distribution Agreement entered into by the parties on September 29, 2008 (the “Agreement”). All defined terms used in this Waiver not otherwise defined herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the last sentence of Section 7.02(f) of the Agreement states that the right of the Company to deliver an Advance Notice is subject, in part, to the Company having not received any notice threatening the continued listing of the Common Stock on the Principal Market (the “Condition Precedent”).

WHEREAS, the Nasdaq Listings Qualifications Department (the “Listing Department”) notified the Company on November 5, 2008 (the “Non-Compliance Notice”) that it is not in compliance with the requirements for continued listing on the Nasdaq Capital Market according to Marketplace Rule 4310(c)(3)(B), 4310(c)(3)(A) or 4310(c)(3)(C).

WHEREAS, as a result of the Non-Compliance Notice the Company is unable to satisfy the Condition Precedent.

WHEREAS, the Company desires and the Investor wishes to waive the Condition Precedent only with respect to the Non-Compliance Notice.

NOW THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.               Waiver.  Investor hereby waives the Condition Precedent only with respect to the Non-Compliance Notice.  For the avoidance of doubt, the Investor is not waiving, and has no intention of waiving, the Condition Precedent with respect to any future or additional notice the Company might receive threatening the continued listing of the Common Stock on the Principal Market and/or any other provisions of the Agreement.

2.               Company Covenants.  The Company will keep the Investor apprised of its discussions with the Listing Department regarding the information contained in the Non-Compliance Notice and will immediately notify the Investor if it, in good faith, believes that the trading of the Common Stock on a Principal Market will not continue uninterrupted for the foreseeable future.

3.               Termination of Waiver. This Waiver will terminate immediately upon receipt by the Company of notice from the Listing Department (whether in writing, oral or otherwise) that the trading of the Common Stock on such Principal Market has been or will be suspended. The Investor may terminate this Waiver if the Company informs the Investor that the Company, in good faith, believes that the trading of the Common Stock on a Principal Market will not continue uninterrupted for the foreseeable future.

4.               Effect of this Waiver.  Other than the Waiver, no changes, modification or waivers to the Agreement are intended or implied and in all other respects the Agreement is hereby ratified, restated and confirmed by all parties hereto as of the date hereof.

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first above written.

COMPANY:

ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Michael Flavin
Name: Michael T. Flavin, Ph.D.
Title: Chief Executive Officer

INVESTOR:

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ David Gonzalez
Name: David Gonzalez
Title: Member and General Counsel